Exhibit 21.1

LIST OF SUBSIDIARIES

At the time of this filing, the following entity is the sole subsidiary of Carlyle Secured Lending III:

Company Name	Jurisdiction of Organization

Carlyle Secured Lending III SPV, L.L.C.	Delaware